Insider Trading Policy
POLICY ID #: CORP_LEGAL_001
Original Implementation Date: March 2012	DEPARTMENT: LEGAL
Revision Date: December 2020, September 2022 and September 2023	Approved by: Francisco Velasco

1.0 POLICY
Summary

As an essential part of our work many of us have access to material, non-public information regarding PriceSmart, Inc. (the “Company”). This Insider Trading Policy (the “Policy”) sets forth the Company’s policy that neither the Company nor any of its directors or employees may trade in any securities of the Company or any other company whenever in possession of material, non-public information regarding the Company or such other company. In addition, neither the Company nor any of its directors or employees may trade in any securities of the Company during the period beginning at the close of market on the fifteenth calendar day of the third month of each fiscal quarter of the Company and ending after two full days of trading have occurred following the date of public disclosure of the financial results for that fiscal quarter (the “Blackout Period”) whether or not the Company or any of its directors, or employees is in possession of material, non-public information. Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and
$25,000,000 for entities. Insider trading is also prohibited by this Policy and could result in serious sanctions, including dismissal.
This Policy applies to all directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company. Every director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Deputy General Counsel and Assistant Corporate Secretary.

General Policy and Blackout Periods
Neither the Company nor any of its directors or employees may trade in any securities of the Company or any other company whenever in possession of material, non-public information regarding the Company or such other company. In addition, neither the Company nor any of its directors or employees may trade in any securities of the Company during the Blackout Period whether or not the Company or any of its directors, or employees is in possession of material, non- public information. The Company also may require that directors or employees suspend trading in Company securities because of developments that have not yet been disclosed to the public. All those affected should not trade in our securities while the suspension is in effect, and should not disclose to others that we have suspended trading.

The term “trade” or “trading” means broadly any transaction to acquire, transfer or dispose of securities of the Company (including without limitation, acquisitions and dispositions of Company stock, the cashless exercise of stock options, the sale of Company stock issued upon exercise of stock options, and gifts of Company stock). The only exceptions to these requirements are: (a) the exercise of options that does not involve the sale of Company securities (the cashless exercise of a Company stock option does involve the sale of Company securities, and therefore would not qualify under this exception), (b) the repurchase of shares of restricted stock by the Company on vesting dates to satisfy tax withholding, and (c) purchases or sales of Company securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance, as applicable, pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance except in accordance with this Policy. For purposes of this Policy, an election to participate in a dividend reinvestment plan (“DRIP”) does not, by itself, satisfy the requirements for an approved Rule 10b5-1 trading plan. Accordingly, the purchase of stock pursuant to a DRIP is prohibited under this Policy unless
(x) the transaction is pre-cleared in accordance with this Policy and the purchase of shares thereunder occurs during an open window period or (y) participation in the DRIP is a component of an approved, written Rule 10b5-1 trading plan.

Additional Procedures Preventing Insider Trading
Information Relating to the Company
Access to Information. Reasonable steps should be taken so as to appropriately limit access to material, non-public information about the Company (including the Company’s business, earnings or prospects) to directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Company’s General Counsel and execution of an appropriate confidentiality agreement) or to anyone within the Company on other than a need to know basis.

In communicating material, non-public information to employees of the Company, all directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
Inquiries from Third Parties. Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Company’s Chief Financial Officer.

Limitations on Access to the Company Information

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities. All directors and employees should take reasonable steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•Maintaining the confidentiality of Company-related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to- know basis (including maintaining control over the distribution of documents and drafts of documents);

•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•Disposing of all confidential documents and other papers after there is no longer any business or other legally required need through shredders when appropriate;

•Restricting access to areas likely to contain confidential documents or material, non-public information; and

•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Avoidance of Certain Aggressive or Speculative Trading
Directors and employees and their respective family members (including spouses, minor children, or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options.

1.1PURPOSE
Explanation of Insider Trading
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash for stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
▪Trading by insiders while in possession of material, non-public information;
▪Trading by persons other than insiders while in possession of material, non-public information where the trading person knows that the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

▪Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) facts concerning: corporate earnings, earnings forecasts, possible acquisitions, significant financing developments, plans for new warehouse clubs, real estate transactions, changes in dividend policies, changes in management, important business developments and major litigation developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated by the Company by way of a Company press release, Company conference call for which reasonable advance notice has been given to the public, or an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), or possibly, otherwise in a manner making it generally available to investors through such media as GlobeNewswire, PR Newswire, Dow Jones, The Wall Street Journal, Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement by the Company of material information, a reasonable period of time must lapse in order for the market to react to the information. Company directors and employees (and anyone else who has material inside information about the Company) therefore must allow at least two trading days following publication as a reasonable waiting period before such information is deemed to be public.

Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
For individuals
▪a civil penalty of up to three times the profit gained or loss avoided;

▪a criminal fine (no matter how small the profit) of up to $5 million; and

▪a jail term of up to 20 years. For a company
▪a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

▪a criminal penalty of up to $25 million.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.

Examples of Insider Trading
Examples of insider trading cases include actions brought against: corporate directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider: An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee: An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

3.0SCOPE
Who is an Insider?
“Insiders” include directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All directors and employees of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Directors and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip such information to others.
The policies and prohibitions contained in this Policy will continue to apply to the director or employee after the termination of his or her employment or service with the Company for so long as he or she is in possession of material non-public information about the Company.

It should be noted that trading by members of a director’s or employee’s household can be the responsibility of such director or employee under certain circumstances and could give rise to legal and Company imposed sanctions.

Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information with knowledge that the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
4.0RESPONSIBILITIES
Pre-Clearance Requirement
All transactions in Company securities (including without limitation, acquisitions and dispositions of Company stock, the cashless exercise of stock options (excluding the exercise of stock options that does not involve the sale of Company securities), the sale of Company stock issued upon exercise of stock options, and gifts of Company stock) by all of the Company’s personnel listed below must be pre-cleared by the Company’s General Counsel (or, in his absence, the Company’s Chief Financial Officer) (the “Authorizing Officer”):
•Directors;
•Chief Executive Officer;
•President;
•Executive Vice Presidents;
•Senior Vice Presidents;
•Members of the Company’s Corporate Finance/Accounting Department;
•Members of the Company’s Legal Department; and
•Executive Assistants to the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Transformation Officer and General Counsel.
Insider Reporting Requirements, Short Swing Profits and Short Sales
Reporting Obligations under Section 16(a)–SEC Forms 3, 4 and 5
Section 16(a) of the 1934 Act, effectively requires all Company executive officers, directors and 10% stockholders (“insiders”) within 10 days after the insider becomes an executive officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s common stock (“Stock”), options and warrants that the insider beneficially owns. Following the initial filing on SEC Form 3, every change in the beneficial ownership of the Company’s Stock, options and warrants must be reported on SEC Form 4 within two days after such transaction occurs or in certain cases on Form 5 within 45 days after fiscal year end. Pursuant to a recent SEC rule change, insiders must report any gift transactions on Form 4 within two business days following the date of execution of the transaction. Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In deciding the day on which a purchase or sale on the open market occurs for purposes of filing Form 4, the trade date rather than the settlement date is ordinarily determinative.
Special rules apply in certain situations. If any such executive officer or director purchases or sells any Stock within six months after the event which required him or her to file Form 3, the Form 4 filed with respect to that purchase or sale must also report any other purchases or sales he or she made within the preceding six months which were not previously reported. Similarly, if such executive officer or director purchases or sells any Stock within six months after his or her termination from such position, the transaction must be reported on

Form 4 if he or she made any purchase or sale within the preceding six months and prior to termination.
Recovery of Profits under Section 16(b)
For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any Company executive officer, director or 10% stockholder from any “purchase” and “sale” of Stock during a six month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. In connection with this, it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements.
Officers and directors should consult the Company’s General Counsel prior to engaging in any transactions involving the Company’s securities, including without limitation, Stock, options or warrants.
Short Sales Prohibited under Section 16(c)
Section 16(c) of the 1934 Act effectively prohibits Company executive officers, directors and holders of greater than 10% of the Company’s Stock from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale, or sales of Stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The Company’s General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

Rule 10b5-1 Trading Plans
Overview
SEC Rule 10b5-1 will protect directors and employees of the Company from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction involving potential sales or purchases of the Company’s securities or option exercises (a “Trading Plan”) entered into and operated by a director or employee of the Company in good faith and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all applicable state laws. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the Authorizing Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Without limiting the generality of the foregoing, the Authorizing Officer may prescribe certain forms of Trading Plans to which directors’ or employees’ Trading Plans must conform. The Authorizing Officer may also require that Trading Plans be arranged with a specified broker. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the director or employee initiating the Trading Plan, not the Company or the Authorizing Officer.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of windows and blackout periods even when there is undisclosed material information. The program might also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director or employee may enter into a Trading Plan only when he or she is not in possession of material nonpublic information, and only during a trading window period outside of the Blackout Period. The exemption provided by a Trading Plan is not available if the plan is established while a director or employee is in possession of material nonpublic information, even if the plan is structured so that the sale takes place only after the material nonpublic information is made public. Although transactions effected under a Trading Plan will not require further pre- clearance at the time of the trade, all transactions by officers and directors (including the quantity and price) must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4 and any adoption, modification and termination of a Trading Plan by directors and officers and the material terms of such Trading Plan must be reported to the Company each quarter to permit the Company’s preparation of disclosures of such Trading Plan on Form 10-K or Form 10-Q, as applicable.

From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure of the director or employee to discontinue purchases and sales as directed shall constitute a violation of the terms of this paragraph and result in a loss of the exemption set forth herein.
Directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan may occur at any time, subject to a mandatory cooling-off period (the “Cooling- Off Period”). For directors and executive officers of the Company, no sales under the Trading Plan can be made until the later of (a) 90 days after adoption or modification of the Trading Plan or (b) two business days following the disclosure of the Company’s financial results in Form 10-K or Form 10-Q for the quarter in which the Trading Plan was adopted or modified, provided that in no event will the Cooling-Off Period be longer than 120 days. For employees other than directors and executive officers of the Company, no sales under the Trading Plan can be made until 30 days after adoption or modification of the Trading Plan. An individual may not adopt more than one Trading Plan at any given time, except when trading under the second Trading

Plan does not begin until the trading under the first Trading Plan is completed and the second Trading Plan complies with the applicable Cooling-Off Period, which is deemed to begin on the date of the termination of the earlier-commencing Trading Plan. Please review the following description of how a Trading Plan works:
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:
ospecify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased and sold;
oinclude a written formula or computer program for determining the amount, price and date of the transactions; or
oprohibit the individual from exercising any subsequent influence over the purchase or sale of Company stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

Certifications and Good Faith Condition
When adopting or modifying a Trading Plan, directors and officers of the Company must state in the Trading Plan that on the date of adoption or modification of the Trading Plan, they are not aware of any material nonpublic information about the Company or its securities and that they are adopting or modifying the Trading Plan in good faith.

Additionally, the Trading Plan must be operated in good faith. Canceling or modifying a Trading Plan on the basis of material nonpublic information or influencing the timing of a Company disclosure to make trades under a Trading Plan more profitable could run afoul of the good faith requirement.
Revocation/Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances, and effectiveness of any revocation of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. You should note that the revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. However, if the individual terminates the Trading Plan after the completion of a transaction under the Trading Plan, then the individual must agree not to enter into another Trading Plan until six (6) months after termination of the Trading Plan. In any event, you should not assume that compliance with the six (6) month bar will protect you from possible adverse legal consequences of a Trading Plan revocation.
Under certain circumstances, a Trading Plan must be suspended or possibly revoked. This includes circumstances such as the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
A person acting in good faith may modify a prior Trading Plan when he or she is not in possession of material nonpublic information and during a trading window period outside of the Blackout Period; provided that any changes to a pre-cleared trading plan must be approved by the Authorizing Officer and any such modification cannot take effect until after the applicable Cooling-Off Period. A purchase or sale that complies with the modified Trading Plan will be considered to be pursuant to a new Trading Plan. Modifications that do not have a good faith justification will lose the benefit of this good faith defense.
Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any Trading Plan. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.
Options
Cash exercise of options can be executed at any time. Same day sales exercises of options are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a same day sale in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

Disclosure and Reporting (if required)
The Company must disclose the adoption, modification and termination of Trading Plans by directors and executive officers of the Company during the last quarter on Form 10-K or Form 10-Q, as applicable. The disclosure must describe the material terms of each Trading Plan, including the name and title of the director or executive officer; the date the Trading Plan was adopted, modified or terminated; the Trading Plan’s duration; and the total amount of securities to be purchased or sold under the Trading Plan.
The Company must also include in the executive compensation disclosure in proxy statements a table showing any options granted to named executive officers during the period beginning four business days prior to the filing of any Form 10-K, Form 10-Q or Form 8-K that discloses material nonpublic information and ending one business day after such filing.

Insiders must indicate by a new check mark on each of Form 4 and Form 5 whether a transaction reported on either form was made pursuant to a Trading Plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) and provide the date of adoption of such Trading Plan.

If applicable, Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. If the proposed sales are pursuant to a Trading Plan, a footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with SEC Rule 10b5-1 and expires .” Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.
Trades Outside of a Trading Plan
During an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
Pledging the Company’s Stock to Secure Margin of Other Loans
The Company does not permit officers and directors to pledge the Company’s stock as collateral to secure loans. Such pledges also cannot be carried out through a Trading Plan.

Put and Call Options and other Hedging Transactions
Put and call options and other hedging transactions will not be permitted under a Trading Plan. In fact, such transactions outside of a Trading Plan may destroy the protection afforded by a Trading Plan.
Short-Swing Profit Liability

Trading Plans do not exempt the individuals from complying with the Section 16 six- month short swing-profit rules or liability.
1.0AUTHORITY

Patricia Klassen, Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary
2.0REVIEW & APPROVAL
Patricia Klassen, Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary
3.0REVISIONS AND UPDATES

4.0CONTACT INFORMATION
If you have questions about this Policy, please contact the following:

Patricia Klassen – Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary - (858) 346-0313
Luis Marinez - Corporate Paralegal (760) 235-6570